Exhibit 99.1

SGB Development Corp. Acquires Lago Vista Site on Lake Travis

270,000 Square Feet of market-rate condominiums to be Manufactured at SG Echo for surrounding Austin, Texas area

MAY 11, 2021 NEW YORK -- (BUSINESS WIRE) -- SG Blocks, Inc. (NASDAQ: SGBX) (“SG Blocks” or the “Company”), a leading designer, innovator and fabricator of container-based structures, announced today that SGB Development Corp., the real property development arm and wholly owned subsidiary of SG Blocks, has closed on its initial project site in Lago Vista, Texas. The 50+ acre parcel sits on Lake Travis on the Colorado River in central Texas and is planned to provide upscale condominiums, a health club, marina and other amenities, making Lago Vista an eco-chic alternative in the housing market.

SGB Development Corp. was founded with the mission to maximize the delivery of cost effective housing across all sectors of the housing market.

“We couldn’t be happier with the Lago Vista site and project. We believe it is an ideal setting for residential living and we expect a warm reception,” Paul Galvin, Chairman and CEO of SG Blocks noted. “Austin is a booming market, and our green mission aligns perfectly with what many potential home owners are looking for in the area. We are proud to say that our homes will be made in the USA, sustainably, by humans.”

The project will yield one- and two-bedroom units manufactured at the Company’s factory in Durant, Oklahoma. SG Blocks’ approach to development is based on speed to market, environmental sensitivity and high-quality products due to manufacturing in optimal indoor conditions, with a dedicated, full-time workforce. SG Echo anticipates revenue in the $20 million range from Lago Vista.

In general, modular projects reduce the time to completion by approximately 50 percent. This is in part due to the fact that while the site and civil work is being executed, the fabrication of the units are being done in parallel.

SGB Development Corp. is currently finishing plans for review and approval, with groundbreaking currently slated for Q2 2022. SG Blocks expects to benefit from the manufacturing revenue on the front side, as well as from proceeds from the asset sales upon completion. Projected sales from the sale of the condo units are approximately in the $80 -$90 million range, of which a significant portion will be shared with the real estate development firm SGB Development Corp. plans to engage to develop the project.

SGB Development Corp. was represented by Ruta, Soulios, and Stratis LLP as well as Bowman Consulting.

About SG Blocks, Inc.:

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, and then customized to client specifications. For more information, visit www.sgblocks.com.

Safe Harbor Statement

Forward-Looking Statements Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding statements regarding providing upscale condominiums, a health club, marina, and other amenities at Lago Vista, the Lago Vista project being an ideal setting for residential living and receiving a warm reception from consumers, SG Echo generating revenue in the $20 million range from the contract, the Company groundbreaking on the project in Q2 2022, the Company benefiting from both the manufacturing revenue on the front side and the asset sales upon completion, sales from the sale of the condo units being approximately in the $80 -$90 million range, and plans to engage a real estate development firm to develop the project. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to complete the Lago Vista project through SGB Development Corp. as planned, the reception the Lago Vista project receives from consumers, the Company’s ability to generate revenue in the $20 million range for SG Echo from the project, the Company’s ability to groundbreak on the project in Q2 2022, the Company’s ability to generate manufacturing revenue on the front side and revenue from the asset sales upon completion, the Company’s ability to generate sales from the sale of the condo units in the $80 -$90 million range, the Company’s ability to engage a real estate development firm to develop the project the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Media:
Rubenstein Public Relations:
Christina Levin
Vice President
212-805-3029
clevin@rubensteinpr.com

Investor Relations:
ICR
Stephen Swett
(203) 682-8377
investors@sgblocks.com

Source: SG Blocks, Inc.